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[LETTERHEAD OF WOODCOCK WASHBURN
 KURTZ MACKIEWICZ & NORRIS LLP]

                                   October 13, 1997

Mr. James Murphy
Apollon, Inc.
One Great Valley Parkway, Ste. 30
Malvern, PA 19355

Dear Jim:

     Pursuant to our telephone conversation this afternoon, we consent to your including, under the "Legal Matters" section of Apollon's Registration Statement, a statement that certain legal matters with respect to patent matters are passed upon for Apollon by our firm.

                                           Sincerely,

                                           /s/ Dianne B. Elderkin
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